UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14c-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Aston Funds

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

April 30, 2014

ASTON FUNDS

Dear Valued Shareholder:

You are a shareholder of ASTON/TAMRO Diversified Equity Fund (the “Fund”), a series of Aston Funds, through a First Citizens Investor Services, Inc. managed account. Aston Funds has asked its shareholders to vote on a series of important proposals, which are described in the enclosed joint proxy statement dated February 7, 2014. The Board of Trustees has unanimously recommended that shareholders vote “FOR” each proposal.

We have not yet been successful in securing your vote. Shareholder action is required to approve the proposals, and your vote, regardless of the number of shares you own, is critical to the consideration of these proposals. Proposal 1, regarding the election of trustees, was approved at the combined special meeting of shareholders of Aston Funds held on April 17, 2014, and voting is now closed for that proposal.

However, the combined special meeting of shareholders of Aston Funds has been adjourned for your Fund with respect to proposals 2 and 3, and is now scheduled to reconvene on May 28, 2014 at 3:00 p.m. Central Time at the offices of Aston Asset Management, LP. We would appreciate your support in voting the enclosed proxy ballot. You can vote in one of four ways:

•	Over the Internet, by logging on to www.proxy-direct.com,

•	By telephone, by calling 1-800-337-3503,

•	By mail, using the enclosed proxy card—be sure to sign, date and return the proxy card in the enclosed postage-paid envelope, or

•	In person at the shareholder meeting on May 28, 2014.

We encourage you to vote over the Internet or by telephone using the voting control number that appears on your proxy card. Your vote is extremely important.

On behalf of the Board of Trustees, please accept my thanks for your participation and prompt response in this matter. We appreciate your continued support and we look forward to receiving your vote.

Sincerely,

Stuart D. Bilton
Chief Executive Officer and President

PLEASE VOTE YOUR SHARES TODAY!